Exhibit 99.01

Dallas, TX - LG&E Natural has discovered that a "rogue" marketer in its Calgary, Alberta, office has been engaged in unauthorized and fraudulent transactions, resulting in significant losses in the company's Canadian natural gas marketing business.

The activities of the marketer, which occurred primarily within the last weeks prior to discovery, included creating unsupported purchase and sales agree-ments. Immediately upon discovering the irregularities, the company launched an investigation and full review of its operations and controls in the Calgary office. The company has concluded that its trading and management controls are thorough, and meet or exceed industry standards.

The marketer's employment with the company has been terminated and the company is pursuing legal action against the marketer and those Canadian marketing firms that were involved in the collusion. The company has determined that no other employees are implicated.

Company officials, assisted by outside investigators and auditors, have turned information over to the Commercial Crime Unit of the Calgary Police Service. A criminal investigation is under way.

LG&E Natural is meeting commitments on all legitimate transactions but will take appropriate actions on any transactions found to be fraudulent.

LG&E Natural's insurance carrier has been notified of the company's intent to pursue claims under the company's Blanket Crime Policy, which covers losses of $10 million per loss.

As a result of the Calgary incident, LG&E Natural has experienced an after-tax loss of $17 million (U.S.). This includes the amount of losses previously reported in the company's third quarter Form 10-Q and additional amounts primarily reflecting the impact of the anticipated inability to perform by one of the company's suppliers, which developed subsequent to the discovery of the marketer's deals. The loss is partly offset by a previously announced conver-sion to the mark-to-market accounting method and numerous business successes in other units of LG&E Energy.

LG&E Energy's 1996 year-end earnings will exceed that of 1995, but the Calgary incident is likely to cause LG&E Energy to fall somewhat short of anticipated year-end earnings. The incident does not affect the corporation's continuing, fundamental strength in earnings and market growth.

LG&E Natural Inc. is a wholly owned natural gas marketing subsidiary of LG&E Energy Corp. (NYSE:LGE), an energy services holding company based in Louis-ville, Ky.

Statements made in this release that state the Company's or management's intentions, expectations or predictions of the future are forward looking statements. The Company's actual results could differ materially from those projected in the forward looking statements, and there can be no assurance that estimates of future results will be achieved. The Company's SEC filings, including but not limited to its Form 10-Q filed with the SEC on November 12, 1996, contain additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements.

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